Exhibit 99.1

Coach Reports Second Quarter Earnings of $0.75, Up 12%

Sales Rise 11% To Over $1 Billion

NEW YORK--(BUSINESS WIRE)--January 20, 2010--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced sales of $1.07 billion for its second fiscal quarter ended December 26, 2009, compared with $960 million reported in the same period of the prior year, an increase of 11%. Net income for the quarter totaled $241 million, with earnings per diluted share of $0.75. This compared to net income of $217 million and earnings per diluted share of $0.67 in the prior year’s second quarter.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We were very pleased with the strong sales and earnings growth we generated this holiday, driven in part by a return to positive North American comparable store sales. Our performance reflected continued traction of the initiatives we have put in place to adapt to the changed environment. Our customers embraced our innovative and relevant products and collections while our focus on digital and social media delivered a more engaging brand experience for many consumers.”

For the second fiscal quarter, operating income totaled $381 million, up 9% from the $348 million reported in the comparable year ago period, while the operating margin was 35.8% versus 36.3% reported for the prior year. During the quarter, gross profit increased 11% to $771 million from $692 million a year ago. Gross margin was 72.4% versus 72.1% a year ago, reflecting the re-engineering of key collections globally and margin improvement in our North American factory business, offset in part by channel mix. As expected, SG&A expenses as a percentage of net sales increased to 36.6%, compared to the 35.8% reported in the year-ago quarter as the company lapped certain significant and unusual cost-saving items.

The company also announced that during the second fiscal quarter, it repurchased and retired nearly 8.6 million shares of its common stock at an average cost of $35.03, spending a total of $300 million. At the end of the period, $410 million remained under the company’s repurchase authorization.

For the six months ended December 26, 2009, net sales were $1.83 billion, up 7% from the $1.71 billion reported in the first six months of fiscal 2009. Net income totaled $382 million, up 5% from the $363 million reported a year ago, while earnings per share rose 8% to $1.19 from $1.10.

Second fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales increased 14% to $934 million from $818 million last year. North American comparable store sales for the quarter rose 3.2%. In Japan, sales fell 2% on a constant-currency basis, while dollar sales rose 7% driven by a stronger yen. China sales remained robust, as POS sales continued to comp at a double-digit rate.
  Indirect sales decreased 8% to $131 million in the second quarter from the $143 million reported for the prior year. This decline was primarily due to reduced shipments into U.S. department stores, as the company continues to tightly manage inventories in that channel given sales levels at POS. International POS sales rose during the period, notably in locations focused on the domestic consumer.

During the second quarter of fiscal 2010, the company opened three retail stores and two factory stores in North America, bringing the total to 343 retail stores and 118 factory stores as of December 26, 2009. In Japan, Coach opened one shop-in-shop, taking the total to 163 at the end of the quarter. In China, four net new locations were opened during the quarter, taking the total to 37.

Mr. Frankfort continued, “Our pricing and product initiatives have resonated with our consumer base, both here in North America and internationally. The response to Madison and Poppy, our lead collections for holiday, was strong, as was the reaction to our holiday gifting and marketing campaigns which built on our successes from the prior quarter. For early spring, we’re excited about the new Peyton collection, which launched on December 26th, and is off to a great start. And later this week, we’re re-launching Poppy, featuring new styles and a fresh color palette.”

“We were especially pleased by the strengthening of our North America retail business during the holiday season, as revenues from new and existing stores increased by 16% and comparable store sales rose 3%. The trend in our domestic business built steadily over the quarter, with December our strongest month, reflecting Coach’s position as a gift resource. The most significant comp driver this holiday was conversion, reflecting the vitality of the brand and the strength of our product assortment.”

“Our holiday results bode well for the future. Despite the challenging retail environment, we’re confident that we’ll continue to deliver healthy sales and earnings growth over the balance of the fiscal year. We’re well positioned for the ‘new normal’, and expect to further expand our North American market share, irrespective of category growth. We will leverage the abundant growth opportunities available to us both domestically and internationally, as we become an increasingly global brand,” Mr. Frankfort concluded.

Coach will host a conference call to review second fiscal quarter results at 8:30 a.m. (ET) today, January 20, 2010. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended December 26, 2009 and December 27, 2008
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008

Net sales	$1,065,005	$960,256	$1,826,442	$1,712,785

Cost of sales	294,066	268,220	505,325	462,556

Gross profit	770,939	692,036	1,321,117	1,250,229

Selling, general and
administrative expenses	390,102	343,673	717,033	668,380

Operating income	380,837	348,363	604,084	581,849

Interest income (expense), net	112	532	(484)	3,178

Income before provision for income taxes	380,949	348,895	603,600	585,027

Provision for income taxes	139,999	131,989	221,823	222,310

Net income	$240,950	$216,906	$381,777	$362,717

Net income per share

Basic	$0.76	$0.67	$1.20	$1.11

Diluted	$0.75	$0.67	$1.19	$1.10

Shares used in computing
net income per share

Basic	317,458	323,655	317,761	327,881

Diluted	321,381	325,168	321,137	329,716
COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 26, 2009, June 27, 2009 and December 27, 2008
(in thousands)
(unaudited)

	December 26,	June 27,	December 27,
	2009	2009	2008
ASSETS

Cash, cash equivalents and short term investments	$1,103,177	$800,362	$424,153
Receivables	178,849	108,707	192,024
Inventories	269,200	326,148	383,081
Other current assets	165,166	161,192	221,579

Total current assets	1,716,392	1,396,409	1,220,837

Long term investments	6,000	6,000	6,000
Property and equipment, net	564,483	592,982	600,437
Other noncurrent assets	582,255	568,945	510,687

Total assets	$2,869,130	$2,564,336	$2,337,961

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$120,167	$103,029	$125,650
Accrued liabilities	457,557	348,619	391,260
Revolving credit facilities	-	7,496	1,896
Current portion of long-term debt	737	508	503

Total current liabilities	578,461	459,652	519,309

Long-term debt	24,339	25,072	25,076
Other liabilities	400,764	383,570	327,565

Stockholders' equity	1,865,566	1,696,042	1,466,011

Total liabilities and stockholders' equity	$2,869,130	$2,564,336	$2,337,961

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications